SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.
NON-EMPLOYEE DIRECTOR COMPENSATION

Adopted July 20, 2006

Cash Compensation	Terms
Annual Cash Retainer[1]	$28,000.00

Board Meeting Fees (Per Meeting Attended)	$1,000.00

Audit Committee Chairman Annual Cash Retainer[1]	$10,000.00

Audit Committee Member Annual Cash Retainer[1]	$5,000.00

Other Committee Chairman Annual Cash Retainer[1]	$5,000.00

Other Committee Members Annual Cash Retainer	$0

Committee Meeting Fees (Per Meeting Attended)	$1,000.00

Equity Compensation	Terms
30,000 Options per annum	Options will be issued with a strike price equal to the fair market value of the Company common stock on the date of grant. All options vest over a three (3) year period (10,000 per year)[2]

1 Payable in four (4) quarterly installments following each quarterly Board meeting.

2 All options automatically vest upon a change-of-control of the Company,